Reed’s Inc. Announces CFO Transition

NORWALK, CT, November 4, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced the departure of Chief Financial Officer Iris Snyder, who is leaving the Company to pursue another opportunity, and the appointment of Joann Tinnelly as Interim Chief Financial Officer.

Iris Snyder, who has served as Reed’s Chief Financial Officer since July 2018, is leaving the company to pursue an opportunity with a private food company. Ms. Snyder will continue to serve as Reed’s Chief Financial Officer until November 22, 2019 and work closely with Ms. Tinnelly to ensure a seamless transition.

Ms. Tinnelly brings almost 30 years of finance and accounting experience in global public and private equity company environments. She has served as Vice President and Corporate Controller of Reed’s Inc. since July 2018. Prior to joining Reed’s she served at Assistant Controller of Steel Excel, Inc. a subsidiary of Steel Partners Holdings, a global diversified holding company. Ms. Tinnelly also served as Vice President Financial Planning & Analysis and as Assistant Corporate Controller at USI Insurance Services, Assistant Vice President of Royal Bank of Scotland (RBS) Group, served in multiple financial roles at Momentive Performance Materials and financial auditing at PriceWaterhouseCoopers. Ms. Tinnelly holds a Master of Business Administration in Finance and a Bachelor of Business Administration in Public Accounting both from Pace University, and is a Certified Public Accountant.

“We are delighted to have Joann accept this role as we conduct a thorough search for a permanent Chief Financial Officer,” said John Bello, Chairman and Interim CEO of Reed’s, Inc. “Joann has been an invaluable contributor to Reed’s since joining the Company last year and brings broad finance and accounting experience to her new role. We are fortunate to have an organization with deep talent as we conduct searches to further build our executive team and expand upon our existing organizational talent to build our world class brands.”

“I would like to thank Iris for her service and contributions over the last year as we made the initial transition to a streamlined sales and marketing organization. We wish her all the best in her future opportunities,” continued Mr. Bello.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com